Exhibit 99.2

31 C.F.R. Section 30.15 Certifications

I, Therese Ann Liutkus, certify, based on my knowledge, that:

(i) The compensation committee of Central Federal Corporation has discussed, reviewed, and evaluated with the senior risk officer at least twice during the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Central Federal Corporation; and steps have been taken to ensure that in the current and each future fiscal year that is a TARP period, the committee will discuss, review and evaluate SEO and employee compensation plans and risks with the senior risk officer at least every six months during any part of the fiscal year that is a TARP period;

(ii) The compensation committee of Central Federal Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Central Federal Corporation and has identified any features of the employee compensation plans that pose risks to Central Federal Corporation and has limited those features to ensure that Central Federal Corporation is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least twice during the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Central Federal Corporation to enhance the compensation of an employee, and has limited any such features; and steps have been taken to ensure that in the current and each future fiscal year that is a TARP period, the committee will review, at least every six months during any part of the fiscal year that is a TARP period, the terms of each employee compensation plan and identify any features of the plan that could encourage the manipulation of reported earnings of Central Federal Corporation to enhance the compensation of an employee, and will limit any such features;

(iv) The compensation committee of Central Federal Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Central Federal Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Central Federal Corporation;

(B) Employee compensation plans that unnecessarily expose Central Federal Corporation to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Central Federal Corporation to enhance the compensation of an employee;

(vi) Central Federal Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Central Federal Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) Central Federal Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) Central Federal Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Central Federal Corporation will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) Central Federal Corporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Central Federal Corporation will disclose whether Central Federal Corporation, the board of directors of Central Federal Corporation, or the compensation committee of Central Federal Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Central Federal Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) Central Federal Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Central Federal Corporation and Treasury, including any amendments;

(xv) Central Federal Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. ( See, for example 18 U.S.C. 1001.)

Dated: March 30, 2012

/s/ Therese Ann Liutkus
Therese Ann Liutkus, CPA
President, Treasurer and Chief Financial Officer